                                                                       Exhibit 5

                                 (212) 782-0700

                                                     June 22, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re: WMS Industries Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to WMS Industries Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 registering 1,000,000 shares (the "Shares") of the Company's common stock, par value $.50 per share ("Common Stock"), underlying options that may be granted pursuant to the Company's 1998 Non-Qualified Stock Option Plan (the "Plan") and the stock purchase rights which accompany the Common Stock issued upon exercise of options granted or to be granted under the Plan.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Plan; (ii) the registration statement referenced above; (iii) the Company's Restated Certificate of Incorporation, as amended; (iv) the Company's Amended and Restated Bylaws; (v) proceedings of the Board of Directors of the Company and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that the issuance of Shares underlying the options granted in accordance with the terms of the Plan has been duly authorized and that such Shares, when issued and delivered, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under "Item 5. Interests of Named Experts and Counsel" contained therein and under the caption "Legal Matters" in the accompanying prospectus. Please note that, as described in such Item 5, shareholders of this firm hold 10,731 Shares and options to purchase an aggregate of 62,955 Shares.

     The law covered by the opinions expressed herein is limited to the corporate laws of the State of Delaware.

                                                 Very truly yours,

                                                 SHACK & SIEGEL, P.C.


                                                 By:/s/ Paul S. Goodman
                                                    -------------------
                                                    Paul S. Goodman